Exhibit 99.1

Lydall, Inc.	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2307	www.lydall.com

NewsRelease

LYDALL NAMES NEW CHIEF FINANCIAL OFFICER

MANCHESTER, CT – August 21, 2015 — Lydall, Inc. (NYSE: LDL) today announced that Scott M. Deakin, 49, has been appointed Executive Vice President and Chief Financial Officer of Lydall, Inc., effective upon the commencement of his employment with Lydall, which will be September 8, 2015.

Mr. Deakin will be joining Lydall from his position as the Executive Vice President and Chief Financial Officer of Ensign-Bickford Industries, Inc., a diversified global manufacturer with operating segments that serve the aerospace & defense, life sciences, specialty chemicals and food & flavoring industries. Prior to Ensign-Bickford, Mr. Deakin served as a strategy and operations consultant, and held financial leadership and general manager roles with leading diversified companies, including Eaton Corporation and Barnes Group Inc. In his last role at Eaton, Mr. Deakin served as the General Manager of the Power Products Division, a leading global supplier of hydraulic pumps and motors.

Commenting on Mr. Deakin’s appointment, Dale G. Barnhart, President and Chief Executive Officer of the Company, said, “We are delighted to have Scott join Lydall’s executive leadership team. He brings significant financial, operational and strategy experience in highly complex, global manufacturing businesses and a proven ability to drive profitable growth. He is an outstanding leader who provides the right balance of financial discipline, operational rigor and business strategy.”

Mr. Deakin holds an MBA from Carnegie Mellon University and an undergraduate degree in business administration from Bowling Green State University.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

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For further information:
David D. Glenn
Vice President, Business Development
and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com